Exhibit 15.3

Our ref	SQG/774298-000001/29182762v1
Direct tel	+852 2971 3006
Email	Derrick.Kan@maples.com

Ucommune International Ltd

Floor B1, Tower D

No.2 Guang Hua Road

Chaoyang District

Beijing 100026

People’s Republic of China

24 April 2024

Dear Sir and/or Madam

Ucommune International Ltd

We have acted as legal advisers as to the laws of the Cayman Islands to Ucommune International Ltd, an exempted company with limited liability incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2023 (the “Form 20-F”).

We hereby consent to the reference of our firm under the heading “Item 10. Additional Information – E. Taxation – Cayman Islands Taxation” in the Form 20-F, and we further consent to the incorporation by reference of the summary of our opinions under this heading into the Company’s registration statements on (i) Form S-8 (No. 333-254072) that was filed on 10 March 2021, pertaining to the Company’s 2020 Share Incentive Plan, (ii) Form S-8 (No. 333-267017) that was filed on 23 August 2022, pertaining to the Company’s 2020 Share Incentive Plan, (iii) Form F-1 on Form F-3 (No. 333-257664) that was filed on 2 July 2021, (iv) Form F-3 (No. 333-266899) that was filed on 16 August 2022, and (v) Form S-8 (No. 333-276066) that was filed on 15 December 2023, pertaining to the Company’s 2020 Share Incentive Plan.

We also consent to the filing with the SEC of this consent letter as an exhibit to the Form 20-F. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the U.S. Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP